[GREENE ATTACHMENT]

(1) Pursuant to a merger agreement (the "Merger Agreement") between ZTI Merger Subsidiary III, Inc., formerly known as Zhone Technologies, Inc. ("ZTI"), and Zhone Technologies, Inc., formerly known as Tellium, Inc. ("Zhone"), KKR-ZT, L.L.C. acquired 8,959,375 shares of common stock of Zhone.  The shares of Zhone common stock reported on this Form 3 are held of record by KKR-ZT, L.L.C.  As the senior member of KKR-ZT, L.L.C., KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of Zhone common stock held by KKR - ZT, L.L.C  As the sole general partner of KKR 1996 Fund L.P., KKR Associates 1996, L.P. may be deemed to be the beneficial owner of the shares of Zhone common stock held by KKR - ZT, L.L.C.  As the sole general partner of KKR Associates 1996, L.P., KKR 1996 GP LLC also may be deemed to be the beneficial owner of the shares of Zhone common stock held by KKR - ZT, L.L.C.

KKR 1996 GP LLC is a Delaware limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are certain individuals and the Reporting Person.  The Reporting Person may be deemed to share beneficial ownership of any shares of Zhone common stock that KKR 1996 GP LLC may beneficially own or be deemed to beneficially own, but disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.  The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the Reporting Person is the beneficial owner of all such equity securities covered by this statement.